EXHIBIT 3.48
ARTICLES OF INCORPORATION
OF
FIRST HOSPITAL CORPORATION OF VIRGINIA BEACH
     The undersigned Incorporator hereby forms a stock corporation under the provisions of Title 13.1 of the Code of Virginia and, to that end, sets forth the following:
     A. The name of the corporation is First Hospital Corporation of Virginia Beach.
     B. The purpose for which the corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the laws of the Commonwealth of Virginia. The corporation shall have all corporate powers, of every nature and description, provided by Virginia law.
     C. The aggregate number of shares which the corporation shall have authority to issue, and the par value per share are as follows:

Class	Number of Shares	Par Value Per Share
Common	1,000	$1.00
     D. No Shareholder of the corporation shall have preemptive rights to acquire unissued shares of the corporation’s stock or other securities.
     E. The initial registered office of the corporation is 870 World Trade Center, Norfolk, Virginia 23510, which is located within the City of Norfolk, Virginia. The name of the initial registered agent is Burle U. Stromberg, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the registered office of the corporation.
     F. The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as the initial director is:

Name	Address
Ronald I. Dozoretz	870 World Trade Center
Norfolk, Virginia 23510
     Dated in Norfolk, Virginia by the undersigned Incorporator this 6th day of February, 1987.

/s/ Burle U. Stromberg
Burle U. Stromberg, Esquire

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